As filed with the Securities and Exchange Commission on June 27, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sevcon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-2985631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

155 Northboro Road, Southborough, Massachusetts 01772
(508) 281-5510

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul N. Farquhar
Vice President, Chief Financial Officer and Treasurer
155 Northboro Road, Southborough, Massachusetts 01772
(508) 281-5510

(Name, address including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Matthew C. Dallett
Edwards Wildman Palmer LLP
111 Huntington Avenue, Boston, Massachusetts 02199-7613
(617) 239-0100

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Transferable subscription rights to purchase Series A Convertible Preferred Stock, $0.10 par value per share(1)	__		__		__(2)
Shares of Series A Convertible Preferred Stock issuable upon exercise of the transferable subscription rights		(3)	$10,000,000	(4)	$1,288	(5)
Shares of Common Stock, $0.10 par value per share, issuable upon conversion of, or as dividends on outstanding shares of, the Series A Convertible Preferred Stock (6)		(3)	__		__

(1)	Includes the resale of subscription rights distributed to and that may be resold by any or all of the registrant’s directors and executive officers.
(2)	The subscription rights are being distributed without consideration. No separate registration fee is payable with respect to the subscription rights since they are being registered on the same registration statement as the Series A Convertible Preferred Stock offered hereby.
(3)	Presently undeterminable.
(4)	Represents the aggregate gross proceeds from the assumed exercise of all subscription rights to be distributed.
(5)	Calculated based on the maximum aggregate offering price of the Series A Convertible Preferred Stock underlying the subscription rights.
(6)	Pursuant to Rule 416, there are also deemed covered hereby such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In the event that the registrant is required, as a result of anti-dilution adjustments pursuant to the terms of the Series A Convertible Preferred Stock that are not contemplated by Rule 416, to issue more shares of Series A Convertible Preferred Stock or Common Stock than are registered hereunder and that may not be issued in an exempt transaction, the registrant will file a new registration under the Securities Act of 1933 in respect of such additional shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 27, 2014

PRELIMINARY PROSPECTUS

[●] Subscription Rights to Purchase Shares of Series A Convertible Preferred Stock at $[●] per Share
[●] Shares of Series A Convertible Preferred Stock
[●] Shares of Common Stock

Sevcon, Inc. is distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to [●] shares of our Series A Convertible Preferred Stock, which we refer to as the Series A Preferred, at a subscription price of $[●] per share. The Series A Preferred carries a [●]% cumulative annual dividend on the Stated Value of $[●] per share and will be convertible into shares of our common stock at an initial conversion price of $[●] per share, representing a conversion ratio of [●] shares of common stock for each share of Series A Preferred held at the time of conversion, subject to adjustment.

You will receive one subscription right for each share of common stock owned at 5:00 p.m., Eastern Daylight Time, on [●], 2014, the record date for this rights offering. Each subscription right will entitle you to purchase [●] shares of our Series A Preferred at a subscription price of $[●] per whole share, which we refer to as the basic subscription right. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same price, the additional shares of Series A Preferred that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of Series A Preferred among persons exercising this over-subscription right. If all of the basic subscription rights were exercised, the total purchase price of the shares offered in this rights offering would be $10 million.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on [●], 2014, the expiration date for this rights offering, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. Our board of directors may cancel the rights offering at any time before its expiration for any reason. If the rights offering is cancelled, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

One of our directors individually and an investment fund of which another director is managing partner have agreed to purchase shares of Series A Preferred not subscribed for by other stockholders up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights.  Any such “standby” purchase will be conditioned on the Company’s having received subscriptions of a minimum of $4 million from other investors and will be made in a transaction separate from the rights offering at the same subscription price offered to stockholders.  We will pay no fees or other consideration in connection with their commitments.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. However, a number of members of our board of directors and senior management have advised us of their intention to exercise their subscription rights.

The closing price of our common stock on [●], 2014 was $[●].  Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “SEV.” The subscription rights issued in the rights offering are transferable and we intend to list them for trading on the NASDAQ Capital Market under the symbol “SEVR” during the course of this rights offering.

The purchase of subscription rights and the exercise of subscription rights for shares of Series A Preferred involve risks. See “Risk Factors” beginning on page 10 of this prospectus as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Incorporation by Reference” and “Available Information” on pages 34 and 35 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2014.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that you may obtain from other sources. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the subscription rights.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our Series A Preferred in any state or jurisdiction (within or outside the United States) where it would not be lawful or where the person making the offer is not qualified to do so.

As used in this prospectus, “Sevcon,” “Company,” “we,” “us,” and “our” refer to Sevcon, Inc. and its subsidiaries.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about Sevcon, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Incorporation by Reference” and “Available Information” in this prospectus.

For Investors in the United Kingdom

This prospectus is directed at existing stockholders of Sevcon, Inc., only. The contents of this prospectus have not been approved by an authorised person within the meaning of the United Kingdom’s Financial Services and Markets Act 2000. This prospectus is exempt from the requirement to be approved by such a person on the ground that it is being communicated to existing stockholders of Sevcon, Inc only. Reliance on this prospectus for the purpose of engaging in any investment activity may expose an individual to a significant risk of losing all of the property or other assets invested. Any person who is in any doubt about the investment to which this prospectus relates should consult an authorised person specialising in advising on investments of the kind in question.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not a statement of historical fact should be considered a forward-looking statement. We often use words or phrases of expectation or uncertainty like “believe,” “anticipate,” “plan,” “expect,” “intent,” “project,” “future,” “may,” “will,” “could,” “would” and similar words to help identify forward-looking statements. Examples of forward-looking statements include statements regarding our future financial results, operating results, business strategies, projected costs, product development or future sales, competitive positions and plans and objectives of management for future operations.

We have based these forward-looking statements on our current expectations and projections about future events. However, they are subject to various risks and uncertainties, many of which are outside our control, including that demand for our products fluctuates significantly because our traditional industrial markets are highly cyclical, the markets for on-road electric vehicles are still developing and are sensitive to disruption for a variety of reasons, our engineering resources may not be adequate to satisfy changing customer requirements, there is competitive pressure on our sales and pricing, we may not be able to recoup increases in material and other production costs in product pricing, the risk of adverse global economic, political and financial conditions, and the circumstances described under the caption “Risk Factors.” Accordingly, our actual results or financial condition could differ materially and adversely from those discussed in, or implied by, these forward-looking statements.

All later written and oral forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. Each forward-looking statement speaks only as of the date on which it is made, and, except to the extent required by federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We caution you not to place undue reliance on our forward-looking statements. You should carefully read this entire prospectus and the documents incorporated by reference in this prospectus, particularly the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere. However, this summary is not complete and does not contain all of the information you should consider before investing in the subscription rights or Series A Preferred, and it is qualified in its entirety by the more detailed information included in this prospectus. To understand the rights offering fully, you should carefully read this entire prospectus, including the risks discussed under the “Risk Factors” section, our financial statements and related notes and the other information incorporated by reference herein as described under “Incorporation by Reference.”

The Company
Sevcon is a Delaware corporation that designs and sells motor controllers for zero emission and hybrid electric vehicles, primarily to manufacturers of vehicles for both on-road and off-road applications. We also manufacture special metalized film capacitors. We sell to global customers through wholly-owned subsidiaries located in the United States, England, France, South Korea and Japan.  Our principal executive offices are located at 155 Northboro Road, Southborough, Massachusetts 01772, where our telephone number is (508) 281-5510.

Subscription Rights
We are distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to [●] shares of our Series A Preferred. You will receive one subscription right, exercisable for the purchase of [●] shares, for each share of common stock you owned on the record date; provided that each holder of common stock will be able to subscribe for at least one share of Series A Preferred.

Securities Offered
Each share of Series A Preferred carries a [●]% cumulative annual dividend on the Stated Value of $[●] per share; will be convertible into shares of our common stock at an initial conversion price of $[●] per share, representing a conversion ratio of [●] shares of common stock for each share of Series A Preferred held at the time of conversion, subject to adjustment; may be subject to mandatory conversion after [●] years; and will have a priority upon liquidation equal to the greater of $[●] per share and the amount payable on the number of shares of common stock into which a share of Series A Preferred would have been converted. See “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock” on page 26 for more information about the terms of the Series A Preferred. Shares will be issued only in book entry form.

Subscription Price	$[●] per whole share of Series A Preferred, payable in cash. To be effective, any payment for the exercise of a right must clear before the expiration of the rights offering.

Basic Subscription Right
Each subscription right will entitle you to purchase [●] shares of our Series A Preferred at a subscription price of $[●] per share, which we refer to as the basic subscription right. See “The Rights Offering—The Subscription Rights—Basic Subscription Right” on page 15 for more information.

Over-Subscription Right
If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of Series A Preferred that remain unsubscribed at the expiration of the rights offering, subject to availability. If the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” on page 15 for more information.

Record Date	5:00 p.m., Eastern Daylight Time, on [●], 2014.

Expiration Date	5:00 p.m., Eastern Daylight Time, on [●], 2014.

Use of Proceeds
We intend to use the capital raised in the rights offering for general corporate purposes and growth, including but not limited to funding our ongoing research and development and product commercialization initiatives and acquisitions of other businesses. See “Use of Proceeds” on page 14 for more information.

Transferability of Rights
The subscription rights issued in the rights offering are transferable, and we intend to list them for trading on the NASDAQ Capital Market under the symbol “SEVR” during the course of this rights offering. See “The Rights Offering—Transferability of Rights” on page 20 for more information.

Standby Purchase Commitment
One of our directors individually and an investment fund of which another director is managing partner and an owner have agreed to purchase shares of Series A Preferred not subscribed for by other stockholders up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights.  Any such “standby” purchase will be conditioned on the Company’s having received subscriptions of a minimum of $4 million from other investors and will be made in a transaction separate from the rights offering at the same subscription price offered to stockholders.  We will pay no fees or other consideration in connection with their commitments. See “The Rights Offering- Standby Purchase Commitment and Management Participation.”

No Board Recommendation
Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” on page 10 for a discussion of some of the risks involved in investing in our common stock.

Intentions of the Company’s Directors and Senior Management
A number of members of our board of directors and senior management have advised us they intend to exercise the basic subscription privilege under rights received and that they also may exercise their over-subscription privilege with respect to additional shares that become available for purchase.  Their expressed intention does not constitute a binding obligation on their part.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series A Preferred at a subscription price of $[●] per share.

U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax law, in which case you may recognize taxable income upon receipt of the subscription rights. We believe that the rights offering should not be part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. This position is not binding on the Internal Revenue Service or the courts and accordingly, it is possible that the IRS could challenge this position. You may be required to allocate a portion of your tax basis in your common stock to the subscription rights we distribute to you in the offering, depending on the value of the subscription rights. For further information, please see “Material U.S. Federal Income Tax Consequences” beginning on page 29. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and the disposition or exercise of subscription rights and the receipt, ownership and disposition of Series A Preferred.

Extension, Cancellation and Amendment
We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. Our board of directors may cancel the rights offering at any time before its expiration for any reason. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.  Our board of directors also reserves the right to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date.  See “The Rights Offering—Expiration Date, Extension, and Amendments” on page 20 for more information.

Procedures for Exercising Rights
To exercise your subscription rights, you must complete the rights certificate and deliver it to the Subscription Agent, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription right. See “The Rights Offering” beginning on page 14 for detailed information on the procedure and requirements for exercising your subscription rights. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you cannot deliver your rights certificate to the Subscription Agent before the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” on page 19.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

Maximum Offering Size	We will raise not more than $10 million in the rights offering.

Subscription Agent and Information Agent	Broadridge Corporate Issuer Solutions, Inc.

Placement Agent (if requested)	Craig-Hallum Capital Group, LLC

Shares Outstanding Before the Rights Offering	[●] shares of our common stock were issued and outstanding on the record date. There were no shares of Series A Preferred outstanding on the record date.

Shares Outstanding After Completion of the Rights Offering
Assuming that all shares of Series A Preferred offered hereby are issued, we expect approximately [●] shares of our Series A Preferred will be outstanding immediately after completion of the rights offering, which would be convertible into [●] shares of common stock.

Fees and Expenses	We will pay the fees and expenses we incur related to the rights offering.

NASDAQ Capital Market Trading Symbol of our Common Stock	Shares of our common stock are listed for quotation on the NASDAQ Capital Market under the symbol “SEV.”

Questions
If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

Risk Factors
Before you purchase subscription rights or invest in the rights offering, you should be aware that there are risks associated with these transactions, including the risks described in the section entitled “Risk Factors” beginning on page 10 of this prospectus and the risk factors set forth in our quarterly report on Form 10-Q for the period ending March 29, 2014 and our annual report on Form 10-K for the fiscal year ended September 30, 2013. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase subscription rights or to exercise your subscription rights to purchase shares of Series A Preferred.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our Series A Preferred offered hereby and our business. We urge you to read this entire prospectus.

What is the rights offering?

We are distributing to holders of our common stock, at no charge, transferable subscription rights to purchase shares of our Series A Preferred. We have granted to you, as a stockholder on the record date, one subscription right for each share of our common stock you owned at that time. If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription right and an over-subscription right.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital for general corporate purposes and growth, including but not limited to funding our ongoing research and development and product commercialization initiatives and acquisitions of other businesses. See “Use of Proceeds.”

How were the subscription price and conversion price determined?

In determining the subscription price for exercising the rights, as well as the conversion price at which shares of Series A Preferred may be converted to common stock , our board of directors considered a number of factors, including the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the terms of the Series A Preferred and our need for liquidity and capital. The subscription price and the conversion price are not necessarily related to our book value, net worth or any other established criteria of value.

What is the basic subscription right?

The basic subscription right of each subscription right gives our stockholders the opportunity to purchase [●] shares of our Series A Preferred at a subscription price of $[●] per whole share; provided that each holder of common stock will be able to subscribe for at least one share of Series A Preferred. (We will not issue fractional shares of Series A Preferred.) You may exercise the basic subscription right of any number of your subscription rights, or you may choose not to exercise any subscription rights.  See “The Rights Offering-The Subscription Rights-Basic Subscription Right.”

What is the over-subscription right?

If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of Series A Preferred that remain unsubscribed at the expiration of the rights offering, subject to the availability. To the extent the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of Series A Preferred available, assuming that no stockholder other than you has purchased any shares of our Series A Preferred pursuant to their basic subscription right and over-subscription right. See “The Rights Offering—The Subscription Rights—Over-Subscription Right.”

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, your percentage ownership of our common stock will, upon conversion of any shares of Series A Preferred or payment of any dividend thereon in shares of common stock, decrease and your voting and other rights will be diluted further. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

May I transfer my subscription rights?

Yes. The subscription rights issued in the rights offering are transferable, and we intend to list them for trading on the NASDAQ Capital Market under the symbol “SEVR” during the course of this rights offering. However, we cannot give any assurance that the subscription rights will trade on NASDAQ, that a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the rights are transferable.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the rights offering, which is on [●], 2014, at 5:00 p.m., Eastern Daylight Time. See “The Rights Offering” beginning on page 14 for detailed information on the procedure and requirements for exercising your subscription rights. If you elect to exercise any rights, the Subscription Agent must actually receive all required documents from you, and your payment must have cleared, before that time. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our Series A Preferred?

If you wish to participate in the rights offering, you must take the following steps:

•
deliver payment to the Subscription Agent using one of the methods outlined under “The Rights Offering— Method of Exercising Subscription Rights” and “— Form of Payment” in this prospectus, which payment must have cleared, before 5:00 p.m., Eastern Daylight Time, on [●], 2014; and

•	deliver a properly completed rights certificate to the Subscription Agent before 5:00 p.m., Eastern Daylight Time, on [●], 2014.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to make a material change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series A Preferred at a subscription price of $[●] per share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee is the “record holder” of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our Series A Preferred you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our Series A Preferred, contact the record holder of your shares promptly. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

What will happen if I do not exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change.  However, because each share of Series A Preferred will be convertible into [●] shares of our common stock, subject to anti-dilution adjustments, the conversion of some or all of the Series A Preferred will dilute the ownership interest of our other common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of shares of our Series A Preferred and should be considered as carefully as you would consider any other equity investment. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that anyone purchasing Series A Preferred at the subscription price will be able to sell those shares, or the shares of common stock into which the Series A Preferred is convertible, in the future at the same price or a higher price. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference herein.

When and how will I receive my shares of Series A Preferred?

Shares of Series A Preferred purchased in the rights offering will be issued only in book entry form; i.e., no physical stock certificates will be issued. If you are the holder of record of our common stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent), you will receive a statement of ownership reflecting the shares of Series A Preferred purchased in the offering in the Direct Registration System, or DRS, as soon as practicable after the expiration of the rights offering. If your shares of common stock are registered in “street name,” that is, in the name of a broker, bank or other nominee, your shares of Series A Preferred will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” the Subscription Agent will return payments to the record holder of the shares.

How do I exercise my subscription rights if I live outside the United States?

Except for stockholders with addresses in the United Kingdom, we will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The Subscription Agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders other than U.K. residents must notify the Subscription Agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

What fees or charges apply to me if I exercise rights?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of Series A Preferred. For further information, please see “Material United States Federal Income Tax Consequences.”

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Have any purchase commitments already been made?

Yes.  In order to help ensure the success of the financing, Meson Capital LP, whose managing partner is Ryan Morris, one of our directors, and Walter Schenker, another of our directors, have agreed to purchase shares of Series A Preferred not subscribed for by other stockholders up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights, including any rights they have purchased.  Any such “standby” purchase will be conditioned on the Company’s having received subscriptions of a minimum of $4 million from other investors and will be made in a transaction separate from the rights offering at the same subscription price offered to stockholders. We will pay no fees or other consideration in exchange for these standby commitments.

How many shares of common stock will Meson and Mr. Schenker own after the rights offering?

If Meson purchases $1.0 million of Series A Preferred at the subscription price, it will acquire [•] shares. If Mr. Schenker purchases $150,000 of Series A Preferred at the subscription price, he will acquire [•] shares. With the shares they owned on the record date, they would beneficially own [•] shares and [•] shares, respectively, or a total of [•]% of the outstanding shares on an as-converted to-common basis, assuming exercise of all other basic subscription rights by our other stockholders.

Has the Company’s board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.

How much money will the Company receive from the rights offering?

Assuming all the shares of Series A Preferred offered are sold, the gross proceeds from the rights offering will be $10 million.

Can the Company’s board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

Our board of directors may cancel the rights offering at any time before the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Although we do not presently intend to do so, we reserve the right to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel their subscriptions, issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes and the new expiration date.

Will there be a trading market for Series A Preferred?

We do not intend to apply to list the Series A Preferred for trading on any stock exchange. There is currently no market for the Series A Preferred and an active trading market is unlikely to develop. Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series A Preferred.

As a holder of Series A Preferred, am I entitled to any rights with respect to the Company’s common stock?

Before being converted into our common stock, ownership of Series A Preferred does not entitle you to any rights with respect to the common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock). You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Series A Preferred.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the other risks and information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, respectively, and any risks described in our other filings with the Securities and Exchange Commission before making a decision to invest in the Series A Preferred.

The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We cannot guarantee that there will be a market for the subscription rights.

Although the subscription rights issued in the rights offering are transferable and we intend to list them for trading on the NASDAQ Capital Market during the course of the rights offering, we cannot give any assurance that the subscription rights will trade on NASDAQ, that an active market for the subscription rights will be maintained during the course of the rights offering, or, if a market does develop, of the prices at which the subscription rights will trade. You may have difficulty selling your subscription rights should you decide to do so. Any market price of our subscription rights may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for shares of our common stock or Series A Preferred in the future.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock or the Series A Preferred.

In determining the subscription price, our board of directors considered a number of factors, including the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the terms of the Series A Preferred and our need for liquidity and capital. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value.

The conversion price for the Series A Preferred is also not necessarily an indication of the fair value of our common stock.

Each share of Series A Preferred will be convertible into shares of our common stock at an initial conversion price of $[●] per share of common stock. That price, which is subject to adjustment, represents a conversion ratio of [●] shares of common stock for each share of Series A Preferred held at the time of conversion. It was set by our board of directors based on a number of factors and is not necessarily related to our book value, net worth or any other established criteria of value.  We can give no assurance that the market price of our common stock will ever exceed the conversion price of the Series A Preferred.

We may cancel the rights offering at any time before its expiration, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide to cancel the rights offering before its expiration date. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all payments received by the Subscription Agent for the exercise of subscriptions will be returned, without interest, as soon as practicable.  Neither we nor the Subscription Agent will have any further obligation to you in that case, including but not limited to any obligation to reimburse you for any amount you have paid to purchase subscription rights that are no longer exercisable.

The rights offering does not have a minimum amount of proceeds and there can be no assurance that stockholders will choose to exercise their subscription rights, which means that if you exercise your rights you may be investing in a company that continues to desire additional capital.

There can be no assurance that any stockholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. In addition, unless we make certain fundamental changes to the terms of the rights offering, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. If you exercise your subscription right, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.  Among other things, we may issue additional shares of common stock in the future at prices that may be less than the then-current conversion price of the Series A Preferred issued in the rights offering.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that wish to purchase shares of Series A Preferred in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent before the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering before the expiration of the rights offering, the Subscription Agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If the rights offering is consummated, your relative ownership interest may experience significant dilution.

 To the extent that you do not exercise your subscription rights, or that you exercise your subscription rights but do not convert your shares of Series A Preferred into common stock, and the Series A Preferred held by other stockholders is converted into common stock, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights and conversion of the convertible preferred stock will be diluted.  Similarly, to the extent that you do not exercise your subscription rights, or that you convert your shares of Series A Preferred into shares of common stock, your percentage ownership interest in our company will be diluted to the extent that we elect to pay dividends on the Series A Preferred in shares of common stock.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders’ tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits.  The disproportionate distribution rules are complicated and their application is uncertain. Please see “Material U.S. Federal Income Tax Consequences” for further information.

If you exercise the subscription rights, your tax liability may exceed the cash you receive while you own Series A Preferred.

We may declare and pay all dividends on Series A Preferred in additional shares of our common stock rather than in cash. We expect any such distribution to be tax-free. However, this expectation is based in part on expected future circumstances that could change. Furthermore, the IRS may disagree with our position and take the position that distributions in the form of additional shares of common stock will be taxable in the same manner as cash distributions. If such position were successful, in years in which we have current or accumulated earnings and profits, holders generally would recognize dividend income in an amount equal to the fair market value of the additional shares of common stock received. In such case, a holder’s tax liability may exceed the cash such holder receives from the Series A Preferred. Accordingly, a holder of Series A Preferred would be required to use funds from other sources to satisfy its tax liability arising from its ownership of Series A Preferred.

The rights offering could impair or limit our net operating loss carryforwards.

As of March 29, 2014, we had net operating loss carryforwards (“NOLs”) of approximately $811,000 for U.S. federal income tax purposes. Under the Internal Revenue Code of 1986, as amended (the “Code”), an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. Because not all stockholders may exercise their basic subscription rights in full, the purchase of shares of our Series A Preferred and the subsequent conversion of the Series A Preferred into shares of our common stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock. Please see “Material United States Federal Income Tax Consequences” for further information.

We may amend or modify the terms of the rights offering at any time before the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Any such amendment that is not fundamental enough for us to have to return your subscription payment may nonetheless may affect your rights, including any anticipated return on your investment, adversely.

The market price of our common stock is volatile and may decline before or after the subscription rights expire, and this may make it difficult for you to resell the Series A Preferred or common stock issuable upon conversion of the Series A Preferred when you want or at prices you find attractive.

The market price of our common stock has been and may continue to be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, the factors described in “Cautionary Note Regarding Forward-Looking Statements’ in this prospectus, those contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, respectively, the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, and governmental legislation or regulation, as well as general economic and market conditions. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights.

There is currently no market for the Series A Preferred.

            There is currently no market for the Series A Preferred.  We do not intend to apply to list the Series A Preferred for trading on the NASDAQ Capital Market. Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series A Preferred. Furthermore, since the Series A Preferred does not have a maturity date and is not redeemable at your option, you may, unless you convert your Series A Preferred into share of our common stock, be required to hold your Series A Preferred indefinitely. If you convert your Series A Preferred into shares of our common stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price.

Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We are conducting the rights offering to fund our anticipated growth, including but not limited to funding our ongoing research and development and product commercialization initiatives and acquisitions of other businesses. While we currently expect to use most of the proceeds for these purposes, we may also use the proceeds for general corporate purposes. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.

The rights offering may cause the price of our common stock to decrease.

The conversion price, together with the number of shares of common stock we propose to issue and ultimately will issue if the rights offering is completed and all shares of Series A Preferred are converted into shares of our common stock, together with any shares of common stock that we may elect to issue as dividends to holders of the Series A Preferred, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of the rights offering. If that occurs, you may be unable to profitably convert your Series A Preferred.  Further, if a substantial number of subscription rights are exercised and shares of Series A Preferred are converted, and if the holders of the common stock received upon conversion of the Series A Preferred choose to sell some or all of those shares of common stock, the resulting sales could depress the market price of our common stock.  There is no assurance that, following the conversion of the Series A Preferred received in the rights offering, you will be able to sell your common stock at a price equal to or greater than the conversion price.

The conversion rate of the Series A Preferred may not be adjusted for all dilutive events that may adversely affect the common stock issuable upon conversion of the Series A Preferred.

The conversion rate of the Series A Preferred is subject to adjustment upon certain events, including the issuance of dividends or distributions in common stock and subdivisions and combinations of our common stock as described in “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.”  We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series A Preferred, but does not result in an adjustment to the conversion rate, will not occur.

We may not be permitted to make current payment of dividends on the Series A Preferred.

Under Delaware law, we may only pay dividends or make distributions to our stockholders from our surplus (as determined in accordance with the Delaware general corporation law) or our net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared under certain circumstances. Therefore, our ability to pay dividends and make any other distributions in the future will depend upon our financial results, liquidity and financial condition.

Your rights as a Series A Preferred stockholder are primarily those set forth in the terms of the Series A Preferred, and the Company’s board of directors may prefer the interests of the common stockholders if they differ from those of the Series A Preferred stockholders.

The special contractual preferences of the Series A Preferred are primarily governed by the principles of contract law, rather than being fiduciary in nature.  While the Company’s board of directors has fiduciary duties to the holders of the Series A Preferred to the extent those holders share rights with the common stockholders, if there is a divergence of interests between the holders of the Series A Preferred stock and common stock, it will generally be the duty of board of directors to prefer the interests of the common stockholders to those of the preferred stockholders.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. These include provisions for a classified Board of Directors and limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

INFORMATION ABOUT SEVCON

Sevcon designs and sells systems to electrify vehicles and their subsystems in a wide range of applications which include on and off-road zero emission and hybrid electric vehicles. Our products efficiently convert the electrical energy from the power source and control its consumption. Our controllers are used to vary the speed and movement of vehicles, to integrate specialized functions and to prolong the shift life of the vehicle’s power source. Our customers are primarily manufacturers of vehicles for both on-road and off-road applications. Our traditional industrial customers design and manufacture fork lift trucks, aerial work platforms, airport ground support, mining vehicles and electrohydraulic systems. They are used in off-road applications in distribution, construction, transport, mineral extraction and agriculture. We are making significant headway in newer markets for on-road electric vehicles, where our customers design and manufacture automobiles, scooters, motorcycles, buses, trucks, utility vehicles and other applications in which all or part of the power system is electrical. We also manufacture special metalized film capacitors that are used as components in power electronics, signaling, aerospace and audio equipment. Approximately 94% of our revenues in 2013 derived from the controls business and 6% from the capacitor business. We sell to global customers through wholly-owned subsidiaries located in the United States, England, Wales, France, South Korea and Japan and through a joint venture in China.

For the first six months of fiscal 2014 and the fiscal years ended September 30, 2013, 2012, and 2011, respectively, our revenues and net income (loss) were as follows:

	Six Months Ended	Fiscal Year Ended September 30,
	March 29, 2014	2013	2012	2011
	(in thousands)
Net sales:	$18,219	$32,203	$35,515	$32,286
Net income (loss)	$650	$(1,071)	$1,195	$712

Detailed further information about our results of operations and financial condition is included in our Annual Report on Form 10-K for 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, respectively, which are filed with the Securities and Exchange Commission. See “Incorporation by Reference” and “Available Information” on page 34.

Sevcon is a Delaware corporation organized on December 22, 1987 to carry on the electronic controls business previously conducted by Tech/Ops, Inc. Shares of our common stock are traded on the NASDAQ Capital Market (“Nasdaq”) under the symbol “SEV.” Our principal executive offices are located at 155 Northboro Road, Southborough, Massachusetts 01772, where our telephone number is (508) 281-5510. Our internet address is www.sevcon.com. The information contained on our website is not part of, and is not incorporated into or included in, this prospectus.  Unless explicitly stated otherwise, each reference to a year in this prospectus is to our fiscal year ending on the respective September 30.

USE OF PROCEEDS

We expect the proceeds from the rights offering and the standby purchase commitment to be approximately $10 million before expenses. We intend to use the capital raised in the rights offering for general corporate purposes and growth, including but not limited to funding our ongoing research and development and product commercialization initiatives and acquisitions of other businesses.

We continue to be presented with potentially significant opportunities to grow our business organically by utilizing and modifying existing intellectual property and technology. Some of these opportunities would require us to substantially increase engineering and sales headcount and contain levels of risk that would be more feasible if we had a stronger balance sheet. We are also exploring acquisitions of intellectual property or products that could allow us to take advantage of customer opportunities more quickly than if we were limited to internal development.

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to [●] shares of our Series A Preferred at a subscription price of $[●] per whole share, for an aggregate purchase price of $10 million.

Basic Subscription Right

Your basic subscription right allows you to purchase [●] shares of Series A Preferred per subscription right, upon delivery of the required documents and payment of the subscription price of $[●] per whole share, before the expiration of the rights offering. For example, if you owned 100 shares of our common stock as of the record date, you would receive 100 subscription rights and would have the right to purchase [●] shares of Series A Preferred for $[●] per whole share with your basic subscription right. Each holder of common stock will be able to subscribe for at least one share of Series A Preferred. (We will not issue fractional shares of Series A Preferred.) You may exercise all or a portion of your basic subscription right. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares pursuant to your over-subscription right.

Over-Subscription Right

We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders who exercise all of their basic subscription rights the opportunity to purchase the shares of Series A Preferred that are not purchased by other stockholders. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of Series A Preferred that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of the unsubscribed shares of Series A Preferred are not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights.

In order to properly exercise your over-subscription right, you must deliver the subscription payment related to your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our Series A Preferred, assuming that no stockholder other than you has purchased any shares of our Series A Preferred pursuant to their basic subscription right and over-subscription right.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full, or at all, at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription right if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription right to the extent sufficient shares of our Series A Preferred are available following the exercise of the basic subscription rights.

•
To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

•	To the extent the stockholders properly exercise their over-subscription rights for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the full number of unsubscribed shares for which you actually paid in connection with the over-subscription right.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors considered several alternative capital raising methods before concluding that the rights offering was the appropriate alternative in the circumstances for a number of reasons, including that it provides an opportunity to our stockholders to participate on a pro rata basis. We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity for general corporate purposes and growth, including but not limited to funding our ongoing research and development and product commercialization initiatives and acquisitions of other businesses. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity.

Subscription Price

In determining the subscription price, our board of directors considered a number of factors, including the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the terms of the Series A Preferred and our need for liquidity and capital. In its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $[●] per whole share of Series A Preferred.

Standby Purchase Commitment and Management Participation

In order to help ensure the success of the financing, Meson Capital LP, whose managing partner is Ryan Morris, one of our directors, and Walter Schenker, another of our directors, have agreed to purchase shares of Series A Preferred not subscribed for by other stockholders up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights, including any rights they have purchased.  Any such “standby” purchase will be conditioned on the Company’s having received subscriptions of a minimum of $4 million from other investors and will be made in a transaction separate from the rights offering at the same subscription price offered to stockholders.  We will pay no fees or other consideration in exchange for these standby commitments

A number of members of our board of directors and senior management have advised us they intend to exercise the basic subscription privilege under rights received and that they also may exercise their over-subscription privilege with respect to additional shares that become available for purchase.  Their expressed intention does not constitute a binding obligation on their part.

Method of Exercising Subscription Rights

You may exercise your subscription rights as follows:

1.	Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and an IRS Form W-9 and forwarding it, together with your full subscription payment for a whole number of shares of Series A Preferred, to the Subscription Agent at the address set forth below under “Subscription Agent,” before the expiration of the rights offering.

2.	Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of whole shares of our Series A Preferred you are subscribing for under your basic subscription right and your over-subscription right, if any, and your full subscription payment.

3.	Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf before the expiration of the rights offering. Your subscription rights will not be considered exercised unless the Subscription Agent receives from you or such other party all of the required documents and your full subscription payment (in good, cleared funds) by that date.

Delivery of Subscriptions

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO SEVCON. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the rights offering.

Subscription Rights Held by Multiple Holders; Multiple Subscription Rights

If the underlying common stock with respect to which subscription rights are issued is held by more than one record holder, the applicable offering documents must be signed by each such holder. If a holder or joint holders hold more than one position in the company, as indicated by different accounts on the relevant record holder list, separate, properly completed and executed subscriptions must be submitted for each such position held by that or those joint holders.

Form of Payment

•	Cashier’s or certified check or bank draft drawn on a U.S. bank payable to “Broadridge Corporate Issuer Solutions, as Subscription Agent for Sevcon,”

•	U.S. postal, telegraphic or express money order, or

•
wire transfer of immediately available funds directly to the account maintained by Broadridge Corporate Issuer Solutions, as Subscription Agent for Sevcon, for purposes of accepting subscriptions in the rights offering at Wells Fargo Bank, ABA 121000248, Account # 4124218686, account name Broadridge Corporate Issuer Solutions, as Subscription Agent for Sevcon, with reference to the rights holder’s name.

Payment received after the expiration of the rights offering will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank;

•	receipt by the Subscription Agent of any U.S. postal, telegraphic or express money order; or

•	receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the rights offering to ensure such payment is received and clears by such date.

Where to Submit Subscriptions

The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

Broadridge Corporate Issuer Solutions, Inc. Attn: Reorganization Department P.O. Box 1317 Brentwood, NY 11717	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our Series A Preferred or for additional copies of this prospectus to the Information Agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of shares of our Series A Preferred, any excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, subject to standards and procedures adopted by the Subscription Agent, unless:

•	your subscription rights certificate provides that shares are to be issued to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker-dealer—that participates in a Medallion signature guarantee program. If you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock that are held of record in the name of a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request such nominee to effect the transactions for you. To exercise your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive such form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the Subscription Agent before the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•
deliver to the Subscription Agent before the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Payment Method;”

•	deliver to the Subscription Agent before the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and

•
deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Sevcon, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•
the number of subscription rights represented by your rights certificate, the number of shares of our Series A Preferred for which you are subscribing under your basic subscription right, and the number of shares of our Series A Preferred for which you are subscribing under your over-subscription right, if any; and

•
your guarantee that you will deliver to the Subscription Agent a rights certificate evidencing the subscription rights you are exercising within three business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

The subscription rights issued in the rights offering are transferable, we intend to list them for trading on the NASDAQ Capital Market under the symbol “SEVR” during the course of this rights offering. If you are a beneficial owner of shares of our common stock that are held of record in the name of a broker, custodian bank or other nominee, you should ask that entity to effect the sale of your rights or the purchase of other rights that may be available. If you are a stockholder of record, whether you hold certificates of our common stock directly or in book entry form with our transfer agent, you will need to engage a broker to effect the transactions for you.

However, we cannot give any assurance that the subscription rights will trade on NASDAQ, that a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the rights are transferable.  You should also note that if we, in our sole discretion, cancel the rights offering before its expiration date, neither we nor the Subscription Agent will have any obligation to reimburse you for any amount you have paid to purchase subscription rights that are no longer exercisable.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for shares of our Series A Preferred in a segregated account pending completion of the rights offering. The Subscription Agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

Expiration Date, Extension, and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Daylight Time, on [●], 2014, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our Series A Preferred to you if the Subscription Agent receives your rights certificate or your subscription payment (in good, cleared funds) after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the Subscription Agent before the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors also reserves the right to amend the terms of the rights offering. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Conditions and Termination

We reserve the right to terminate the rights offering before its expiration for any reason. In particular, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable following such termination.

No Revocation or Change

Your exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Stockholder Rights

You will have no rights as a holder of the shares of our Series A Preferred you purchase in the rights offering, if any, until such shares are issued to you through the DRS or, if your shares are registered in “street name,” your broker or bank has received the shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Issuance of Shares of Series A Preferred; No Stock Exchange Listing

Shares of Series A Preferred purchased in the rights offering will be issued only in book entry form, and no physical stock certificates will be issued for shares of Series A Preferred. If you are the holder of record of our common stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent), you will receive a statement of ownership reflecting the shares of Series A Preferred purchased in the offering in the Direct Registration System, or DRS, as soon as practicable after the expiration of the rights offering. If your shares are registered in “street name,” in the name of a broker or bank, you may request a statement of ownership from the holder of your shares following the expiration of the rights offering. No fractional shares of Series A Preferred will be issued.  Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.  We do not intend to apply to list the Series A Preferred for trading on the NASDAQ Capital Market. There is currently no market for the Series A Preferred and an active trading market is unlikely to develop.

Foreign Stockholders

 Except for stockholders with addresses in the United Kingdom, we will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold rights certificates for the account of such stockholders. To exercise subscription rights, our non-U.K. foreign stockholders must notify the Subscription Agent before 11:00 a.m., New York City time, at least three business days before the expiration of the rights offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. The deadlines for delivery of subscription materials and payment described above also apply.

Regulatory Limitation

We will not be required to issue to you shares of our Series A Preferred pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

Fees and Expenses

We will pay all fees due to the Subscription Agent and Information Agent and to Craig-Hallum Capital Group LLC in its role as financial advisor and, if requested by us, placement agent, as well as any other expenses we incur in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of subscription rights.

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Series A Preferred.

Shares of Our Common Stock Outstanding After the Rights Offering

The closing price of our common stock on [●], 2014 was $[●]. [●] shares of our common stock were issued and outstanding on the record date. There were no shares of Series A Preferred outstanding on the record date.  Assuming that all shares offered hereby are issued, we expect that [●] shares of our Series A Preferred will be outstanding immediately after completion of the rights offering.  Up to [●] shares of common stock would be outstanding, assuming full participation in the rights offering and full conversion of the Series A Preferred into common stock.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Series A Preferred from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares of Series A Preferred you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock on the record date. If you wish to exercise your subscription rights and purchase shares of our Series A Preferred, you should follow the procedures described in “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

All our directors and executive officers own shares of our common stock. A number of them have indicated their intention to subscribe for shares of Series A Preferred, but they and the others may also sell some or all of their transferable subscription rights. This prospectus covers any such sales.

Craig-Hallum Capital Group LLC is acting as our financial advisor for the rights offering, for which it will receive a fee of $250,000 upon the closing of the rights offering, as well as reimbursement of its expenses up to $25,000.  It has also agreed to act, if we so request, as placement agent in order to solicit purchases by third parties, other than our current stockholders and any standby purchaser, of available subscription rights and the exercise of such rights by such third parties.  The placement agent would not purchase or sell any securities under this prospectus, nor would it be required to arrange for the purchase or sale of any specific number or dollar amount of subscription rights or shares of Series A Preferred. If Craig-Hallum acts as placement agent, we will pay it a placement agent fee equal to seven percent of the exercise price per share for the subscription rights exercised by all third parties that the placement agent solicits in the rights offering pursuant to its role as placement agent, plus the reimbursement of up to $50,000 in expenses (including legal fees).

We have agreed to indemnify Craig-Hallum against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments it may be required to make in respect of such liabilities.

In the ordinary course of its business, Craig-Hallum may actively trade or hold our securities for its own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities. In addition, from time to time, as a result of market making activities, it may own our common shares or other equity or debt securities issued by us.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the rights offering.

Other than as described above, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Series A Preferred or the underlying common stock, and we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our directors and employees may solicit responses from holders of subscription rights, but we will not pay them any commissions or special compensation for these activities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, current portion of long-term debt and capitalization as of March 29, 2014 (i) on an actual basis and (ii) on an adjusted basis after giving effect to our sale of [•] shares of Series A Preferred offered hereby at a subscription price of $[•] per share and after deducting estimated offering expenses.  The data in the table have been derived from our unaudited consolidated financial statements. You should read this table together with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.  See “Incorporation by Reference” and “Available Information” beginning on page 34.

	As of March 29, 2014
	Actual	As adjusted
	(in thousands)
Cash, cash equivalents, and short-term investments	$1,450	$
Liabilities:
Total current liabilities	$6,069		$6,069
Liability for pension benefits	8,255		8,255
Long term debt	1,704		1,704
Total liabilities	$16,028		$16,028
Stockholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized; 0 shares issued and outstanding, actual; and [●] shares issued and outstanding, as adjusted(1)	__
Common stock, $0.10 par value, 8,000,000 shares authorized; 3,574,765 issued and outstanding, actual; and [●] shares issued and outstanding, as adjusted	358
Additional paid-in capital	5,751
Retained earnings	9,241		9,241
Accumulated other comprehensive loss	(7,236)		(7,236)
Total stockholders’ equity	8,114
Total liabilities and stockholders’ equity	$24,142	$

(1) The material terms of the Series A Preferred are set forth in “Description of Capital Stock-Series A Convertible Preferred Stock” beginning on page [•].

DILUTION

Purchasers of our Series A Preferred in the rights offering will experience an immediate and substantial dilution of the net tangible book value of our common stock. At March 29, 2014, we had a net tangible book value of approximately $8,114,000, or $2.27 per share of our common stock.  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share of common stock underlying the Series A Preferred paid by purchasers in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

After giving effect to the sale of all the [●] shares of Series A Preferred offered in the rights offering at the subscription price of $[●] per share (equivalent to [●] shares of common stock issuable upon conversion of such shares of Series A Preferred at a conversion ratio of [●] shares of common stock for each share of Series A Preferred held at the time of conversion), and after deduction of estimated offering expenses of $[●] payable by us, our net tangible book value as of March 29, 2014 would have been approximately $[●], or $[●] per share of common stock. This represents an immediate increase of $[●] in net tangible book value per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $[●] per share of common stock (on an as-converted basis) to purchasers of Series A Preferred in the rights offering. The following table illustrates this per share dilution:

Subscription price per share of common stock upon conversion of Series A Preferred	$
Net tangible book value per share of common stock at March 29, 2014, before the rights offering		$2.27
Net increase in pro forma tangible book value per share of common stock attributable to the rights offering	$
Pro forma tangible book value per share of common stock after giving effect to the rights offering	$
Dilution in pro forma net tangible book value per share of common stock to purchasers of Series A Preferred	$

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NASDAQ Capital Market under the symbol “SEV.” On [●], 2014, there were [●] record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On [●], 2014, the last closing sale price reported on NASDAQ for our common stock was $[●] per share.

The following table sets forth the high and low sale prices of our common stock on NASDAQ since the beginning of 2012:

	Price Range
	High	Low
Fiscal 2012
First Quarter	$6.25	$3.65
Second Quarter	$6.75	$4.75
Third Quarter	$7.99	$5.79
Fourth Quarter	$7.00	$4.55
Fiscal 2013
First Quarter	$5.61	$3.25
Second Quarter	$4.65	$3.40
Third Quarter	$5.83	$3.49
Fourth Quarter	$5.83	$4.42
Fiscal 2014
First Quarter	$7.15	$4.33
Second Quarter	$14.85	$5.18
Third Quarter (through June 20, 2014)	$12.49	$8.06

We suspended dividends on our common stock to conserve cash during the global recession that began in 2009 and will consider whether to resume paying such dividends as conditions and our operating results improve.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged to read our restated certificate of incorporation, our amended and restated bylaws, the certificate of designations for the Series A Preferred and other documents and agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and available from us, at no cost, upon request.

General

Our authorized capital stock consists of 9,000,000 shares. The authorized capital stock is divided into 1,000,000 shares of preferred stock, $0.10 par value and 8,000,000 shares of common stock, $0.10 par value. As of the record date, we had issued and outstanding [●] shares of common stock, held by [●] stockholders of record and there were [●] shares reserved and available for grant under our 1996 Equity Incentive Plan. Each common share has the same relative rights as, and is identical in all respects with, each other common share. As of the record date, no shares of preferred stock were issued or outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. The rights, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in our board’s resolutions providing for the designation and issue of that series. Our certificate also authorizes the board of directors to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting, conversion and redemption rights pertaining to each series of preferred stock that we issue. Without seeking any stockholder approval, our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control.

Series A Convertible Preferred Stock

The board has designated [●] shares of preferred stock as Series A Convertible Preferred Stock, with the material terms summarized below. The complete terms are contained in the certificate of designations of the Series A Preferred, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Ranking. With respect to the payment of dividends and distribution of amounts of our net assets upon a dissolution, liquidation or winding up of Sevcon, the Series A Preferred will rank senior to our common stock and any other class or series of our stock over which the Series A Preferred has preference or priority in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Junior Stock,” equally with any other class or series of our stock that ranks on a par with the Series A Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Parity Stock,” and junior, in all matters expressly provided, to any class or series of preferred stock specifically ranking by its terms senior to the Series A Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Senior Stock.” We currently do not have any Senior Stock or Parity Stock. Among other things, no dividends or other distributions may be made in respect of shares of Junior Stock, other than dividends payable solely in Common Stock with respect to which an adjustment to the Series A Preferred conversion price is made as described below, unless and until all accrued and unpaid dividends on the Series A Preferred have been paid or provided for and an equivalent dividend shall have been paid in respect of each share of Series A Preferred.

Dividends. Subject to the prior payment in full of any dividends to which any Senior Stock is entitled by its terms, the holders of the Series A Preferred  shall be entitled to receive, out of funds legally available therefor, dividends payable semiannually in cash or in shares of common stock in our sole discretion. Such dividends shall be cumulative and non-compounding and shall accrue on a daily basis from the date of issuance of the Series A Preferred at an annual rate equal to [●]% of the Stated Value per share of $[●] (which is subject to adjustment). If we elect to pay any Series A Preferred dividend due in shares of common stock, such shares will be valued at an amount equal to the volume-weighted 30-day average trading price of the common stock on its principal trading market (the “current market price”).

Liquidation Preference.  Upon any liquidation, dissolution or winding up (a “liquidation”), after the satisfaction in full of the debts of the corporation and the payment of any priority liquidation preference owed to the holders of shares of Senior Stock, the holders of Series A Preferred shall be entitled to receive out of the assets of the corporation an amount equal to the dividends accrued and unpaid thereon, without interest, plus a sum in cash or property at its fair market value as determined by the Board of Directors equal to the greater of (a) the Stated Value per share of Series A Preferred and (b) such amount per share as would have been payable had all shares of Series A Preferred been converted into common stock immediately before the liquidation, before any payment may be made or assets distributed to the holders of Junior Stock. For this purpose, “liquidation” does not include any consolidation of Sevcon with, or merger of Sevcon into, any other entity, any merger of another entity into Sevcon, any sale or transfer of assets of Sevcon or any exchange of securities of Sevcon.

Conversion.

Optional Conversion by Holder. Each share of Series A Preferred will be convertible at the election of the holder into shares of our common stock by dividing the Stated Value per share by a conversion price, which will initially be $[●].

Mandatory Conversion by Sevcon. If at any time after the [●] anniversary of the initial issue date of the Series A Preferred, the closing sale price of our common stock has exceeded [●]% of the conversion price for 20 out of 30 consecutive trading days, we shall have the right to cause all (but not less than all) outstanding shares of Series A Preferred Stock to be automatically converted into shares of common stock.

Conversion Price Adjustment.  The conversion price and, therefore, the conversion rate, will be adjusted to reflect any dividend or distribution in shares of common stock made on any class or series of its capital stock other than on shares of Series A Preferred or any subdivision, combination or reclassification of the outstanding shares of common stock (including through a merger of Sevcon with another entity) so that each holder of shares of Series A Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares or other of common stock that such Holder would have owned or have been entitled to receive immediately after such action had such shares of Series A Preferred been converted immediately before such action.

Voting. Without the consent or affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred, voting separately as a class, Sevcon shall not, whether by merger, recapitalization or otherwise, (a) authorize, create or issue any shares of any other class or series of capital stock ranking senior to the Series A Preferred as to dividends or upon liquidation or (b) alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely. The holders of Series A Preferred Stock shall have no other voting rights except as may be required by law.

Antitakeover Provisions

Governing Law. Section 203 of the Delaware General Corporation Law, or the DGCL, provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) before such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or after such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.” Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the relevant date and (2) the affiliates and associates of any such person. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Anti-Takeover Provisions of Our Certificate of Incorporation and By-laws. The provisions of our restated certificate of incorporation and amended and restated by-laws and Delaware statutory law described in this section may delay or make it more difficult for someone to acquire us without the approval of our board. These provisions could have the effect of discouraging third parties from making acquisition proposals although such proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board.

Classified Board of Directors. The certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of our board will be elected each year. This provision could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders’ meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Vacancies. Our certificate of incorporation and amended and restated by-laws provide that the number of directors shall not be less than three nor more than 15 and shall be determined by a vote of a majority of directors. There are currently 12 directors in office. Directors may be removed by stockholders only for cause, and the board has the exclusive right to fill vacancies.

These provisions, in conjunction with the provision of the restated certificate of incorporation authorizing our board to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation and by-laws provide that stockholder action may be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Special meetings of stockholders can only be called by a majority of our board then in office, and stockholders may not call a special meeting of stockholders.

Approval of Certain Matters. Our certificate of incorporation requires the affirmative vote of 80% of our outstanding shares to approve any business combination between Sevcon and an entity that owns at least 5% of our common stock.

Advance Notice for Raising Business or Making Nominations at Meetings. Our amended and restated by-laws establish an advance notice procedure with regard to stockholder proposals and nominations of individuals for election to the board of directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be delivered to us at our executive offices not less than 50 days nor more than 75 days before the date of the anniversary of the last annual stockholders’ meeting and must contain specified information and conform to certain requirements, as set forth in our by-laws.

Additional Preferred and Common Stock. Under our certificate of incorporation, our board has the authority to provide by resolution for the issuance of shares of one or more series of preferred stock and to fix the terms and conditions of each such other series. Assuming exercise of all subscription rights being distributed in the offering, we will continue to have [●] authorized but unissued shares of preferred stock. We believe that the availability of this “blank check” preferred stock and the board’s power to issue additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized but unissued shares of our preferred stock and common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board. These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Exclusive Forum By-Law

Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, any derivative action or proceeding brought on behalf of Sevcon, any action asserting a claim of breach of a fiduciary duty owed to Sevcon or its stockholders, or any action asserting a claim under the Delaware General Corporation Law or our governing documents, or governed by the internal affairs doctrine, against Sevcon or any director, officer or other employee must be brought in a Delaware court.

Amendments of Our Certificate of Incorporation and By-Laws

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation requires approval by a majority of the members of our board then in office and the holders of a majority of the outstanding shares of our common stock. However, any proposal to amend, alter, change or repeal the provisions of our certificate of incorporation relating to the prohibitions on stockholder action by written consent or to enter into the transactions relating to business combinations as described above in “Approval of Certain Matters” requires approval by the affirmative vote of holders of 80% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our by-laws provide that the directors shall have the right to adopt, amend or repeal by-laws of the corporation, but the stockholders may adopt additional by-laws and may amend or repeal any by-law whether adopted by them or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and for the Series A Preferred is American Stock Transfer & Trust Company, LLC and its telephone number is (800) 937-5449.

NASDAQ Capital Market

Shares of our common stock are listed for quotation on NASDAQ under the symbol “SEV.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the expected material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of our common stock of the receipt, sale and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the Series A Preferred shares received upon exercise of the basic subscription right or, if applicable, the over-subscription right.

This summary does not provide a complete analysis of all potential tax considerations.  It applies to you only if you are a U.S. holder, acquire your subscription rights by distribution from Sevcon in the rights offering and hold your subscription rights or Series A Preferred shares issued to you upon exercise of the basic subscription right or, if applicable, the over-subscription right as capital assets within the meaning of section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold such stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness or as compensation.  Finally, this discussion does not address U.S. holders who beneficially own our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering or the related issuance of the Series A Preferred. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

You are a U.S. holder if you are a beneficial owner of subscription rights or Series A Preferred and you are:

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An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

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A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

•	An estate whose income is subject to U.S. federal income tax regardless of its source, or

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A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives a distribution of subscription rights or holds the Series A Preferred received upon exercise of the subscription rights or, if applicable, the over-subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving, selling or exercising the subscription rights and acquiring, holding or disposing of our Series A Preferred shares.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE (OR EXPIRATION) OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE SERIES A PREFERRED.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Distribution of Subscription Rights

The U.S. federal income tax consequences of the rights offering will depend on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of Section 305 of the Code. Your receipt of the distribution of subscription rights in the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes provided that the rights offering is not part of a “disproportionate distribution”. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, from a corporation that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. For purposes of the above, “stockholder” generally includes holders of rights to acquire stock (such as warrants and options) and holders of convertible securities. The distribution of rights should not result in the receipt by any stockholders of cash or property from the Company.  Further, during the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock (other than the Series A Preferred) or convertible debt or pay any dividends except with respect to the Series A Preferred.  Accordingly, we believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the subscription rights issued in the rights offering are not part of a “disproportionate distribution” and, thus, we will not treat the distribution of the subscription rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complicated, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the rights results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made until the close of our taxable year. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the rights offering were to be considered part of a disproportionate distribution, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

EACH HOLDER OF SUBSCRIPTION RIGHTS SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, EXERCISE (OR EXPIRATION), OR DISPOSITION OF SUBSCRIPTION RIGHTS, INCLUDING WHETHER THE RIGHTS OFFERING WERE TAXABLE AS A “DISPROPORTIONATE DISTRIBUTION” WITHIN THE MEANING OF CODE SECTION 305.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights distributed to you is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to their relative fair market values determined on the date you receive your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of the subscription rights distributed to you is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to their relative fair market values determined on the date you receive your subscription rights.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of that fair market value. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are transferable.

A U.S. holder’s holding period in the subscription rights will include the U.S. holder’s holding period in the shares of common stock with respect to which the subscription rights were distributed.

Exercise and Expiration of the Subscription Rights

You should not recognize any gain or loss upon the exercise of subscription rights distributed to you in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the shares plus your tax basis, if any, in the subscription rights. The holding period for the shares of Series A Preferred acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally should not recognize any gain or loss upon that expiration. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

If you exercise a subscription right distributed to you in the rights offering after disposing of the share of our common stock with respect to which such subscription right is received, certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of Series A Preferred acquired through the exercise of the subscription right. If you exercise a subscription right distributed to you in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor as to these uncertainties.

Sale or Other Disposition of the Subscription Rights

If a U.S. holder sells or otherwise disposes of a its subscription rights before the expiration date, such U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received by such U.S. holder in exchange for the rights and such U.S. holder’s tax basis, if any, in the subscription rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of sale or disposition. For this purpose, a U.S. holder’s holding period in subscription rights distributed to it will include the holder’s holding period in the shares of common stock with respect to which the subscription rights were distributed. The holding period for subscription rights that were purchased begins upon the purchase.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is part of a “disproportionate distribution” within the meaning of Section 305 of the Code, the distribution of subscription rights would be treated as a distribution with respect to your underlying common stock equal to the fair market value of the subscription rights you received and would be taxable to you as a dividend to the extent that such fair market value is allocable to our current and/or accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine, before the consummation of the rights offering, the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the “unearned income Medicare contribution tax” set forth below (See below, “Additional Medicare Tax on Net Investment Income”), dividends received by noncorporate holders of our common stock are generally taxed at preferential rates provided that the holder meets applicable holding period and other requirements. Any such distribution in excess of our current and accumulated earnings and profits would be treated first as a tax-free return of your basis in our common stock and thereafter as gain from the sale or exchange of your common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You should not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of Series A Preferred acquired through exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of Series A Preferred acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Ownership and Disposition of Series A Preferred

Distributions on Series A Preferred

Cash distributions on Series A Preferred will be dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates as discussed below. To the extent that the amount of any distribution paid with respect to Series A Preferred exceeds our current or accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of the holder’s adjusted tax basis in the Series A Preferred and then as capital gain.

If we make a distribution on Series A Preferred in the form of additional shares of our common stock, such distribution generally should be tax-free under Section 305 of the Code. Such a stock distribution will not be tax-free, however, if one or more of the following exceptions apply: (1) at the election of any holder, the distribution can be paid in cash or other property instead of stock; (2) the result of the distribution is that some stockholders receive cash or other property while other stockholders increase their interest in the earnings or assets of the corporation (a disproportionate distribution, as discussed above); (3) the distribution is a distribution on preferred stock; or (4) the distribution is payable in convertible preferred stock, unless we can establish that the distribution will not have the effect listed in clause (2) above. The exception described in clause (3) above does not apply to “participating preferred stock.” Participating preferred stock is stock that participates in corporate growth to any significant extent (disregarding conversion privileges). A right to participate in corporate growth that lacks substance (i.e., as to which it is reasonable to anticipate at the time of the distribution that there is little or no likelihood of participating beyond a fixed preferential return) will not be respected. Generally, stock which enjoys a priority as to dividends and on liquidation and is entitled to participate, over and above such priority, with another less privileged class of stock in earnings and profits upon liquidation, would be treated as participating preferred stock for purposes of Section 305 of the Code. Our Series A Preferred has a priority as to dividends and has the right to participate, over and above its preference amount, in any liquidation proceeds along with our common stock on an as-converted basis (see “Description of Capital Stock—Series A Convertible Preferred Stock—Liquidation Preference”). Based on the foregoing, we currently intend to treat the Series A Preferred as participating preferred stock for purposes of Section 305 of the Code. There is no assurance, however, that the IRS or the courts will not take a contrary position. In general, each holder is bound by our determination, unless the holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

If our Series A Preferred is treated as participating preferred stock and no other exceptions apply at the time of the stock distribution, the stock distribution should be tax-free to the holder. A holder’s tax basis in the shares received will be allocated between the Series A Preferred and the additional common stock distributed based on their relative fair market values on the date of distribution. A holder’s holding period for such additional common stock generally will include the period during which the Series A Preferred was held before the stock distribution.

If, contrary to our position, our Series A Preferred is treated as non-participating preferred stock or another exception to tax-free treatment applies, a distribution in the form of additional shares of our common stock will be taxable for United States federal income tax purposes in the same manner as cash distributions described in the first paragraph above. Such an exception could apply, for example, if cash dividends paid on our common stock were associated with a stock distribution on the Series A Preferred, resulting in a disproportionate distribution. The amount of such distribution will be equal to the fair market value of the additional common stock on the date of the distribution. A U.S. holder’s tax basis in such additional common stock will equal the fair market value of the additional common stock on the distribution date, and such U.S. holder’s holding period for such additional common stock will begin on the day following the distribution date.

Distributions on Series A Preferred taxable as dividends received by corporate U.S. holders generally will be eligible for the dividends received deduction, subject to various conditions and limitations. Subject to certain exceptions for short-term and hedged positions and provided that certain holding period and other requirements are met, distributions constituting “qualified dividend income” received by non-corporate United States holders in respect of Series A Preferred generally are currently subject to a reduced maximum tax rate of 20% plus the additional Medicare tax on net investment income described below under “—Additional Medicare Tax on Net Investment Income,” if applicable.

U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate or the dividends received deduction in light of their particular circumstances.

Conversion of the Preferred Stock into Common Stock

A U.S. holder generally will not recognize gain or loss on the receipt of common stock upon the conversion of Series A Preferred. However, if the conversion takes place when there is a dividend arrearage on the Series A Preferred and the fair market value of the common stock exceeds the issue price of the Series A Preferred, the common stock received in respect of such dividend arrearage may be treated as a dividend distribution as described above under “—Distributions on Series A Preferred.” In addition, if the conversion is pursuant to a plan to periodically increase the holder’s proportionate interest in our assets or earnings and profits, a portion of the common stock received may be treated as a dividend distribution as described above under “—Distributions on Series A Preferred.” Assuming the conversion is not pursuant to any such plan and no dividend arrearage exists, a U.S. holder’s tax basis in the common stock received upon conversion will equal such U.S. holder’s tax basis in the Series A Preferred converted. The holding period of the common stock received upon conversion generally will include the period during which the Series A Preferred converted was held prior to conversion.

Cash received in lieu of a fractional share of common stock upon conversion generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Adjustment of the Conversion Price

Under Treasury Regulations promulgated under Section 305 of the Code, an adjustment to the conversion price of convertible preferred stock generally results in a constructive stock distribution (includable in income in the manner described above under “—Distributions on Series A Preferred”) with respect to such preferred stock to the extent such adjustment increases the proportionate interest of the holders of such stock in the issuer’s earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock generally will give rise to a deemed taxable dividend to the holders of preferred stock to the extent of the issuer’s current or accumulated earnings and profits. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of a holder of the preferred stock generally will not be considered to result in a constructive distribution. The conversion price of Series A Preferred is subject to adjustment under certain circumstances (see “Series A Convertible Preferred Stock – Conversion Price Adjustment”). Such circumstances generally should constitute bona fide reasonable anti-dilution provisions and generally should not result in constructive distributions. A failure to make an adjustment to the conversion price of the Series A Preferred to reflect a stock dividend or similar event that increases that proportionate interest of the holders of our common stock could in some circumstances give rise to constructive distributions to such holders. Accordingly, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any additional cash or property.

Sale or Other Disposition

A sale, exchange, or other disposition of the Series A Preferred (other than a conversion into common stock) generally will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Series A Preferred. The gain or loss will be long-term capital gain or loss if the U.S. holder held the Series A Preferred more than one year at the time of sale, exchange, or other disposition. Under current law, long-term capital gains of individuals, estates, and trusts generally are subject to a reduced maximum tax rate of 20% plus the additional Medicare tax on net investment income described below under “—Additional Medicare Tax on Net Investment Income,” if applicable.

Additional Medicare Tax on Net Investment Income

An additional 3.8% tax is imposed on the net investment income of certain U.S. citizens and residents, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Code Section 7701(b), and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes gross income from dividends and net gain from the disposition of property, such as our common stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of Series A Preferred acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person.  Backup withholding is not an additional tax.  Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to Series A Preferred acquired through the exercise of subscription rights, see the instructions to IRS Form W-9 in the materials delivered to you with this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of March 29, 2014, we had net operating loss carryforwards (“NOLs”) of approximately $811,000 for U.S. federal income tax purposes. An ownership change generally would occur and may produce an annual limitation on the utilization of our pre-ownership - change NOLs and certain other tax assets if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. Because not all stockholders may exercise their basic subscription rights in full, the purchase of shares of Series A Preferred pursuant to the rights offering could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock. If there is an ownership change with respect to our stock, the amount of annual limitation on the utilization of our pre-ownership-change NOLs and certain other tax assets generally would be equal to the value of our stock immediately before the ownership change multiplied by the applicable adjusted federal long-term tax-exempt rate. We are analyzing the potential effect of such an ownership change on our ability to utilize our NOLs going forward. While this analysis is not yet complete, we do not expect that, even if the distribution or exercise of the subscription rights were to result in such an ownership change, any resulting limitation on our ability to utilize our NOLs would be material.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Edwards Wildman Palmer LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of McGladrey LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (the “2013 Form 10-K”);

•	those portions of our Proxy Statement on Schedule 14A filed with the SEC on January 6, 2014 that we incorporated by reference into the 2013 Form 10-K;

•	our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014;

1 Company and McGladrey to review.

•	our Current Reports on Form 8-K filed with the SEC on October 3, 2013, December 11, 2013, December 30, 2013 and February 5, 2014; and

•
the description of our common stock, which is registered under Section 12(b) of the Securities Exchange Act, contained in our Registration Statement on Form 8-A (File No. 000-50052) filed with the SEC on September 30, 2008.

You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

Sevcon, Inc.
155 Northboro Road
Southborough, Massachusetts 01772
(508) 281-5510
Attention: Investor Relations

AVAILABLE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part (i) upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact our Investor Relations Department at Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, (508) 281-5510 or at ir@sevcon.com.

PART II INFORMATION

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$1,288
Legal fees and expenses	$140,000
Printing expenses	$2,000
Accounting fees and expenses	$12,000
Subscription agent fees and expenses	$14,500
Miscellaneous expenses	$10,000
Total	$179,788

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits a corporation to indemnify such persons against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our restated certificate of incorporation contains a provision to limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Company maintains policies of insurance are maintained under which our directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of our restated certificate of incorporation and amended and restated bylaws, which contain provisions related to the Company’s power to indemnify directors and officers.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits required to be filed as part of this registration statement are listed in the exhibit index attached hereto and are incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Southborough, Massachusetts on June 27, 2014.

SEVCON, INC.

By	/s/ Paul N. Farquhar
Paul N. Farquhar
Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby appoints Matthew Boyle, Paul N. Farquhar and Matthew C. Dallett, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this registration statement, and to sign any and all additional registration statements relating to the same offering of securities that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Matthew Boyle	President, Chief Executive Officer and Director	*
Matthew Boyle	(Principal Executive Officer)

/s/ Paul N. Farquhar	Vice President, Chief Financial Officer and Treasurer	*
Paul N. Farquhar	(Principal Accounting Officer)

/s/ Glenn J. Angiolillo	Director	*
Glenn J. Angiolillo

/s/ Maarten D. Hemsley	Director	*
Maarten D. Hemsley

/s/ William J. Ketelhut	Director	*
William J. Ketelhut

/s/ Ryan J. Morris	Director	*
Ryan J. Morris

/s/ Paul B. Rosenberg	Director	*
Paul B. Rosenberg

/s/ Walter M. Schenker	Director	*
Walter M. Schenker

/s/ Marvin G. Schorr	Director	*
Marvin G. Schorr

/s/ Bernard F. Start	Director	*
Bernard F. Start

/s/ David R. A. Steadman	Director	*
David R. A. Steadman

/s/ Paul O. Stump	Director	*
Paul O. Stump

/s/ Frederick. A. Wang	Director	*
Frederick. A. Wang
* June 27, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on June 7, 2011).

3.2*	Form of Certificate of Designations of Series A Convertible Preferred Stock.

3.3	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 11, 2013).

4.1*	Form of Transferable Subscription Rights Certificate.

4.2**	Form of certificate representing shares of Series A Convertible Preferred Stock.

4.3*	Subscription Agent Agreement dated as of June 20, 2014 by and between the Registrant and Broadridge Corporate Issuer Solutions, Inc.

5.1**	Opinion of Edwards Wildman Palmer LLP.

10.1*	Standby Purchase Agreement dated as of June 24, 2014 by and between the Registrant, Walter M. Schenker, and Meson Capital LP.

23.1*	Consent of McGladrey LLP.

23.2**	Consent of Edwards Wildman Palmer LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained in the signature page hereto).

99.1*	Form of Instructions for Use of Transferable Subscription Rights Certificates.

99.2*	Form of Letter to Registered Holders of Common Shares.

99.3*	Form of Letter to Brokers and Other Nominee Holders.

99.4*	Form of Letter to Clients of Brokers and Other Nominee Holders.

99.5*	Form of Beneficial Owner Election Form.

99.6*	Form of Nominee Holder Certification.

99.7*	Form of Notice of Guaranteed Delivery.

*	Filed herewith
**	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference into this registration statement.